Exhibit 10.23

April 7, 2003

Gary Wright

Dear Gary:

Congratulations on your recent appointment to Executive VP Sales, Field Operations, Marketing and International.  Your monthly salary will be $23,333.34 which is an annual equivalent of $280,000.  Your salary will be retroactive back to January 1, 2003.

In this new job, you will need to relocate yourself and your family to the Bay Area.  You will receive moving expense reimbursement including points on the sale of your home up to a maximum of $60,000.  Your move to the Bay Area should be completed no later than December 31, 2003.  You are eligible to receive a quarterly bonus during 2003 of $30,000 per quarter, 50% based on achieving the bookings goal and 50% based on achieving the gross margin goal as detailed in your 2003 Compensation Plan.

Additionally, you have been granted 27,910 shares that will be 100% vested on November 5, 2008, provided, however, that (i) 25% of the shares shall vest on March 31, 2003 if the company meets the quarterly financial goals for Q1 2003 (ii) 25% of the shares shall vest on June 30, 2003 if the Company meets the quarterly financial goals for Q2 2003, (iii) 25% of the shares shall vest on September 31, 2003 if the Company meets the quarterly financial goals for Q3 2003, and (iv) 25% of the shares shall vest on December 31, 2003 if the Company meets the quarterly financial goals for Q4 2003.

If your employment is terminated without cause, you will receive severance pay equivalent to twelve (12) months’ salary at your base rate of pay in effect immediately prior to termination and COBRA reimbursement for you and your family for one (1) year following termination.  “Cause” is defined as (1) conviction of any felony or (2) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company (or its subsidiaries or affiliates).

As with all compensation matters, this agreement should remain confidential.  You agree to keep the terms of this arrangement completely confidential and will not disclose it to anyone other than your professional advisors, and immediate family members who have a need to know.  You agree that if any willful disclosure to other members of the Company is made by you, as a penalty for disclosure, you will forfeit and repay the entire relocation amount.

Sincerely,

/s/ RANDALL A. LIPPS
Randall A. Lipps
Chairman, President and CEO

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential means.  A duplicate has been included for your records.  The above offer is good for five (5) days from the date of issue.

/s/ GARY. WRIGHT	GARY WRIGHT	May 5, 2003
Acceptance Signature	Print	Date